UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 19, 2010

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e) R. Scott Murray resigned from his positions as Chief Executive Officer, President and Director of Stream Global Services, Inc. (the “Company”) on August 19, 2010. In connection with Mr. Murray’s resignation, the Company entered into an agreement (the “Separation Agreement”) with Mr. Murray. The Separation Agreement provides that Mr. Murray will receive severance benefits commensurate with the severance benefits payable to him upon a termination without cause under the Employment Agreement between Mr. Murray and the Company, dated as of July 15, 2008, as amended. A copy of the Separation Agreement is included herewith as Exhibit 10.1 and by this reference incorporated herein.

On August 19, 2010, the Board of Directors of the Company appointed Kathryn V. Marinello, age 53, to serve as Chief Executive Officer of the Company, effective August 19, 2010, and, in connection therewith, appointed Ms. Marinello as a Director of the Company and Chairman of the Board. Prior to joining the Company, Ms. Marinello served as a senior advisor and consultant to Ares Management LLC and Providence Equity Partners L.L.C., private equity firms that indirectly own approximately 44.8% and 16.7%, respectively, of the outstanding common stock of the Company, from June 2010 to August 2010. Ms. Marinello served as Chairman and CEO of Ceridian Corporation, a human resources outsourcing company, from October 2006 to January 2010. Prior to Ceridian, Ms. Marinello served as President and CEO of GE Fleet Services of GE Capital, a fleet leasing and management services company, from October 2002 to October 2006. Ms. Marinello has served as a member of the board of directors of the General Motors Corporation since June 2007.

In connection with the appointment of Ms. Marinello, the Company entered into an employment agreement with Ms. Marinello dated August 19, 2010 (the “Marinello Agreement”), a copy of which is included herewith as Exhibit 10.2 and by this reference incorporated herein. Under the Marinello Agreement, Ms. Marinello shall serve as Chief Executive Officer of the Company for 18 months following the date of the Marinello Agreement (the “Employment Period”). Her annual salary will be initially $830,000 per annum and, upon commencement of her employment with the Company, she will receive options to purchase 500,000 shares of the Company’s common stock (the “Options”). 12.5% of the Options will vest 180 days after Ms. Marinello’s commencement of employment and the remainder shall vest semi-annually over the ensuing three and one-half years, provided that Ms. Marinello is employed by or a member of the Board of Directors of the Company on each vesting date. Ms. Marinello will be eligible for a bonus following each fiscal year ending during the Employment Period based on achievement of budgeted financial targets to be established by the Board of Directors of the Company within 90 days of the date of the Marinello Agreement. If the employment of Ms. Marinello is terminated by Ms. Marinello for Good Reason (as defined in the Marinello Agreement) or by the Company without Cause (as defined in the Marinello Agreement) and Ms. Marinello executes a release satisfactory to the Company, the Company shall pay to Ms. Marinello her base salary for the lesser of twelve months and the remainder of the Employment Period, payable in accordance with the Company’s normal payroll practices, and a pro rata portion of any bonus earned but not previously paid for the Employment Period based upon the performance criteria established by the Board. In addition, 25% of Ms. Marinello’s outstanding unvested Options would become fully vested and exercisable. If Ms. Marinello’s employment is terminated due to disability, all of her then outstanding unvested Options would become fully vested and exercisable. The Marinello Agreement contains provisions prohibiting Ms. Marinello from competing with the business of the Company for a period of 18 months following the later of the termination of Ms. Marinello’s employment with the Company and the end of the Employment Period.

Item 9.01 Financial Statements and Exhibits.

(10) Exhibits:

Exhibit Number	Description
10.1	Separation Agreement, dated as of August 19, 2010, by and between R. Scott Murray and Stream Global Services, Inc.

10.2	Employment Agreement, dated as of August 19, 2010, by and between Kathryn V. Marinello and Stream Global Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: August 20, 2010

By:  /s/  Sheila M. Flaherty

Name: Sheila M. Flaherty

Title:   Executive Vice President and Chief Legal and

            Administrative Officer

Exhibit Index

Exhibit Number	Description
10.1	Separation Agreement, dated as of August 19, 2010, by and between R. Scott Murray and Stream Global Services, Inc.

10.2	Employment Agreement, dated as of August 19, 2010, by and between Kathryn V. Marinello and Stream Global Services, Inc.